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                                                                   Exhibit 10.57
                            ASSET PURCHASE AGREEMENT



     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 31st day of August, 2001, by and between (i) Network Access Solutions Corporation, a Delaware corporation (the "Buyer") and (ii) CapuNet, LLC, a Maryland limited liability company (the "Seller," and together with the Buyer, the "Parties").

     WHEREAS, Buyer and Seller each have determined that it is in the best interests of their respective equity holders for Buyer to purchase and assume certain assets and liabilities of Seller on the terms and subject to the conditions of this Agreement (the "Transaction");

     WHEREAS, the Seller is engaged in the business of providing digital subscriber line, web hosting, dial-up and virtual private network services to individual and business customers (the "Business") and Seller is also engaged in the business of selling consulting and software development services and products ("Other Products and Services") that are not included in the Business for the purpose of the Transaction; and

     WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, on the terms and conditions set forth herein, the contracts and assets constituting the Business in exchange for the assumption of certain liabilities and performance obligations under certain of the Seller's ongoing customer agreements, all as described more fully below;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:



                                   ARTICLE I
                               THE TRANSACTION

     1.1 PURCHASE AND SALE OF ASSETS. The Seller hereby agrees to sell, transfer, assign and deliver to the Buyer, and the Buyer hereby agrees to purchase, accept and receive from the Seller, all of the Seller's right, title and interest in, to and under the Purchased Assets (as hereinafter defined), free and clear of any and all Liens (as hereinafter defined).

     1.2 PURCHASED ASSETS. The "Purchased Assets" are all of the assets, properties and rights of the Seller used in connection with and/or related to the Business (other than Excluded Assets (as hereinafter defined)), including, without limitation, the following scheduled items and the following other items to the extent they relate in any way to the Business:

          (a) all of the Seller's right, title and interest in, to and under the Contracts (as defined in Section 3.7), and any sales orders, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and other commitments thereunder;

          (b) all of the Seller's right, title and interest in, to and with respect to the accounts set forth on Schedule 1.2(b)(i) and its space and operations in the central offices set forth on Schedule 1.2(b)(ii) and all of the Seller's equipment installed in or used in connection therewith;

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          (c) all of the Seller's assets (whether in the possession of the
     Seller or in the custody of third parties such as customers, vendors and trade representatives) incidental to or used in performing the Contracts, including, without limitation, machinery, office furniture and office equipment inventories, spare parts, accessories and supplies;

          (d) all of the Seller's Proprietary Rights (as defined in Section
     3.9);

          (e) all of the Seller's computer, telecommunications and other equipment, software programs, source codes, object codes, operating systems, information systems, proprietary interfaces, routines, subroutines, modules, procedures, functions, program specifications and related documentation, and all rights under licenses relating to the use thereof to the extent such licenses are assignable;

          (f) all of the Seller's customer, supplier, distributor and similar agreements and other intangible assets;

          (g) all of the Seller's written and electronic information relating to the Seller's customers (including, without limitation, customer lists, customer files and other written accounts of the Seller) incidental to or used in performing the Contracts, and other reasonably and specifically requested information, in each case, to the extent transferable, relating to sales and marketing data, principal contacts, pricing information, accounting records and information and contract performance information;

          (h) all of the Seller's permits, franchises, approvals, registrations, licenses and pending applications thereof, to the extent such licenses are transferable under applicable law;

          (i) all of the Seller's goodwill and going concern value and the business appurtenant thereto;

          (j) all of the Seller's deposits, credits, prepaid expenses, deferred charges, advance payments, security deposits, rights to escrows and prepaid items;

          (k) all of the Seller's materials, supplies, fixtures, e-mail addresses, internet names and addresses and telephone and fax numbers;

          (l) all of the Seller's books, records, manuals, documents, correspondence, files (electronic or otherwise), sales and credit reports, sales and marketing data, pricing information, customer lists, principal contacts, literature, brochures, advertising material and the like;

          (m) all of the Seller's other rights to the Business as it is presently being conducted, as it has been conducted in the past and as it is proposed to be conducted in the future;

          (n) all of the Seller's rights under leases for real property, and all of the Seller's rights under all other leases, contracts, agreements and purchase and sales orders;

          (o) all of the Seller's claims, claims in action, causes of action and judgments; and

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          (p) all of the Seller's inventory and supplies held for resale.

     1.3 EXCLUDED ASSETS. The Parties expressly understand and agree that the Seller is not hereunder transferring to the Buyer the following assets (the "Excluded Assets"):

          (a) all of the Seller's cash, bank accounts, marketable securities, certificates of deposit and cash equivalents;

          (b) the Seller's certificate of formation, operating agreement, tax returns, tax preparation work papers and other records relating to the corporate organization of the Seller;

          (c) the Seller's accounting records;

          (d) all of the digital subscriber lines (the "EarthLink Circuits") sold by the Seller to EarthLink, Inc. ("EarthLink") under the Purchase Agreement dated as of May 21, 2001 (the "EarthLink Agreement") and proceeds therefrom, which are set forth on Schedule 1.3(d);

          (e) all of the Seller's assets and rights associated with the Other Products and Services;

          (f) all of the Seller's rights under the Lease Agreement between NetComm, Inc. and 6000 Executive Associates Limited Partnership, dated September 23, 1991, for office space serving as the Seller's headquarters;

          (g) all of the Seller's other assets relating to the Business set forth in Schedule 1.3 (g) to this Agreement; and

          (h) all of the right, title and interest of Seller to receive the amounts due to Seller under the Contracts and pursuant to the Seller's other business activities, including any late payment charges with respect to such amounts and including amounts invoiced in August 2001 for services to be provided in September 2001 (collectively, the "Receivables").

     1.4 NO ASSUMPTION OF LIABILITIES. Other than the liabilities and unearned revenue set forth in Schedule 1.4 hereof (collectively, the "Assumed Liabilities"), the Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of or relating to the Seller, the Purchased Assets or the Business or otherwise of any kind, whether known or unknown, contingent, absolute, or otherwise, and whether now existing or hereafter arising, including without limitation, accounts payable, accrued taxes, accrued wages, benefits and related labor compensation due to employees of the Seller and other accrued liabilities.

     1.5 ALLOCATION OF CONSIDERATION. The Parties agree to allocate the Consideration (as defined in Section 2.1) for the Purchased Assets as provided in Schedule 1.5. In addition, the Parties hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. Neither the Seller nor the Buyer shall file any tax return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section.

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                                   ARTICLE II
                           CONSIDERATION FOR TRANSFER

     2.1 CONSIDERATION. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of and in exchange for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, the Buyer agrees to provide to the Seller the following consideration ("Consideration"):

          (a) the Buyer shall assume the Assumed Liabilities; and

          (b) the Buyer shall release any claim to the Receivables in lieu of making a cash payment to the Seller in an amount representing the value thereof.



                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer, as of the date hereof, as set forth below:

     3.1 AUTHORITY. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and is duly qualified in every state or jurisdiction where the Seller does business. The Seller has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Purchased Assets and to carry on the Business as it is now conducted. The Seller has full right, power and authority to execute and deliver this Agreement and all of the other documents and instruments to be executed in connection herewith (the "Related Documents") to which the Seller is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement, the Related Documents to which the Seller is a party and the transactions contemplated hereby and thereby have been duly and properly taken.

     3.2 VALIDITY. This Agreement and the Related Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution and delivery of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not result in the creation of any Lien or the termination or acceleration of any obligation of or relating to the Seller and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not constitute a default under or a breach of (i) the certificate of formation, operating agreement or other constituent document of the Seller, (ii) any license, instrument or agreement to which the Seller is a party or by which the Seller or the Purchased Assets are bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation (collectively, the "Laws") applicable to the Seller, the Business or the Purchased Assets. No approval, authorization, registration, consent, order or other action of or filing with any person, court or governmental authority is


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required for the execution and delivery by the Seller of this Agreement or the
Related Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

     3.3 CAPITALIZATION. All of the limited liability company interests of the Seller are owned by NetComm, Inc., John M. Graves and Stella A. Graves. There are not outstanding any options, warrants, rights, convertible securities or any other instruments or agreements the conversion, exercise or operation of which could give any other Person the right to acquire or exercise ownership rights with respect to any limited liability company interests of the Seller that would affect the approval of this Agreement or the Related Agreements or the consummation of the transactions contemplated herein or therein. The Seller is managed by John M. Graves.

     3.4 FINANCIAL STATEMENTS. Schedule 3.4 includes true, complete and correct copies of the unaudited balance sheet of the Seller (the "Balance Sheet") at July 31, 2001 (the "Balance Sheet Date") and unaudited statements of income and retained earnings of the Seller for the seven-month period ended July 31, 2001 and twelve-month period ended December 31, 2000 (collectively, the "Financial Statements"). The Financial Statements are substantially (i) accurate, correct and complete, (ii) prepared in accordance with the books of account and records of the Seller, and (iii) fair presentations of the financial condition and the results of operations of the Seller as of the dates and for the periods indicated. To the Seller's knowledge, the Seller, the Business and the Purchased Assets are not subject to any material liability or obligation (whether absolute, accrued, contingent or otherwise) that is not disclosed or provided for in the Financial Statements or in the schedules attached hereto. The revenues set forth in any documents provided by the Seller to the Buyer represent all material revenues from the Contracts or associated with the Business and the Other Products and Services, and the costs provided by the Seller to the Buyer represent all material direct costs associated with fulfilling the Seller's obligations under the Contracts, operating the Business and providing the Other Products and Services.

     3.5 NO LIABILITIES. Except as disclosed on Schedule 3.5, there are no Liabilities of the Seller relating to the Business or the Purchased Assets, other than (i) those Liabilities reflected on the Balance Sheet and not previously paid or discharged and (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice that are not in the aggregate material to the Business.

     3.6 PURCHASED ASSETS. The Seller does not own any real property. Except for the Liens listed in Schedule 3.6 (the "Assumed Liens"), the Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets, free and clear of any and all Liens, except for the Assumed Liens. All of the Purchased Assets may be transferred to the Buyer without the consent or approval of any person, free and clear of any Liens, except for the Assumed Liens. The Purchased Assets are in operating order (reasonable wear and tear excepted). Schedule 1.3(d) sets forth a true and correct list of all of the EarthLink Circuits and all other assets sold to EarthLink under the EarthLink Agreement.

     3.7 CONTRACTS. To the Seller's knowledge, Schedule 3.7 sets forth an accurate and complete list of each note, bond, mortgage, contract, license, lease, commitment, indenture, agreement or other arrangement of the Seller in effect as of the date of this Agreement relating to


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the Business and to which the Seller is a party or which affects the Business or the Purchased Assets (the "Contracts"). Each Contract is legal, valid, binding, enforceable and in full force and effect. To the Seller's knowledge and except as disclosed in Schedule 3.7, no Contract has been breached or cancelled by the other party and the Seller has no knowledge of any anticipated breach by any other party to any Contract. Except for customer payment delinquencies included in the Receivables and the Seller's payment delinquencies to its vendors, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under any of the Contracts. Except for the Seller's current inability to make full payment to its creditors, the Seller does not have a present expectation or intention of not fully performing any material obligation pursuant to any Contract, nor does the Seller have any reason to believe that any party to any Contract will not fulfill any of its obligations under such Contract in all material respects or, except as disclosed in Schedule 3.7, is insolvent or is threatened with insolvency. The Seller has provided the Buyer with a true and correct copy or the original of all written Contracts, in each case together with all amendments, waivers or any material changes thereto. To the Seller's knowledge, Schedule 3.7 contains an accurate and complete description of all oral Contracts and the material terms thereof. Except as set forth on Schedule 3.7, no consent is required, and no change of control provisions are triggered, with respect to any of the Contracts in connection with the execution, delivery and performance of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby and thereby.

     3.8 MAJOR CUSTOMERS AND DISTRIBUTORS. Schedule 3.8 sets forth an accurate, correct and complete list of the customers and distributors who accounted for 5% or more of the revenue of the Business during the seven (7) months ended July 31, 2001. Except as disclosed in Schedule 3.8, the Seller does not have any knowledge of any fact, condition or event (i) which would reasonably be expected to cause the Buyer's relationship with any customer or distributor set forth in
Schedule 3.8 to be materially and adversely different than the relationship of such customer or distributor with respect to the Business since January 1, 2001, or (ii) which would materially and adversely affect any customer's or distributor's ability to purchase products or services from the Buyer. Except as disclosed in Schedule 3.8, no such customer or distributor has threatened to terminate its relationship with the Seller or has since January 1, 2001 materially decreased, limited, or changed the terms and conditions for the purchase of goods or services from the Business and, to the Seller's knowledge, no such customer or distributor expects or intends to materially decrease, limit or change the terms and conditions for the purchase of goods or services from the Business after the consummation of the Transaction.

     3.9 INTELLECTUAL PROPERTY. To the Seller's knowledge, the Seller has title to and ownership of (or adequate licenses for) all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively "Proprietary Rights") used in its business as now conducted and as proposed to be conducted, which rights are set forth on
Schedule 3.9. The Seller does not have actual knowledge of any conflict with or infringement of the rights of others. Except as set forth on Schedule 3.9, to the Seller's knowledge, there are no outstanding options, licenses, or agreements of any kind relating to such Proprietary Rights, nor is the Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Rights of any other person or entity. The Seller has not received any communications alleging that the Seller has violated or, by conducting the Business as proposed, would violate any of the Proprietary Rights of any other person or entity. To the best of the Seller's knowledge, none of the Seller's current employees is, by virtue of such

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employee's activities in connection with the Business, violating, infringing or appropriating any Proprietary Rights of any former employer of such employee.

     3.10 RECEIVABLES.

     The Receivables have a face value of approximately $200,000 and constitute the genuine, legal, valid and binding payment obligations of the persons obligated therefore, enforceable by the holder thereof in accordance with their terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law. No facts are known to the Seller that would cause the aggregate realizable value of the Receivables, taking into account payment risk with respect thereto, to be materially different from the face value of the Receivables.

     3.11 TAXES.

          (a) The Seller has timely filed all returns and reports required to be filed for Taxes (as defined in Section 8.1) (collectively, the "Returns"). All Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Return) have been paid when due which, if not timely paid, could give rise to a claim or Lien against the Purchased Assets or the Business, except where the failure to pay such Taxes would not have a material adverse effect on the Seller. Except with respect to the Returns listed on Schedule 3.11, the Seller is not currently the beneficiary of any extension of time within which to file any Return.

          (b) There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Seller, threatened by any authority regarding any Taxes relating to the Seller or the Purchased Assets which could give rise to a claim or Lien against the Purchased Assets or the Business in an amount greater than $5,000.

          (c) There are no liens or security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

     3.12 COMPLIANCE WITH LAWS. To the Seller's knowledge, the Seller has complied and is currently in compliance in all material respects with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to the Business or the Purchased Assets. The Seller has not received any notice or citation for noncompliance with any of the foregoing, and, to the knowledge of the Seller, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. The Seller has all licenses, permits, approvals, or qualifications from any governmental authority reasonably necessary for the conduct of the Business and all such items are in full force and effect.

     3.13 LEGAL PROCEEDINGS. Except as described in Schedule 3.13, the Seller is not engaged in or a party to or, to its knowledge, threatened with any litigation, dispute, claim,


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action, suit or other proceeding. The Seller does not have knowledge of any investigation threatened or contemplated by any governmental or regulatory authority with respect to the Seller, the Business or any of the Purchased Assets. Neither the Seller nor the Business nor any of the Purchased Assets are subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

     3.14 EMPLOYEE BENEFIT PLANS. To the Seller's knowledge, neither the Seller (nor any member of the Seller's controlled group within the scope of Code
Section 414(b), (c), (m) or (o)), has any liability to or in connection with any multi-employer plan (within the meaning of Section 3(37) of ERISA) or any employee benefit plan (within the meaning of Section 3(3) of ERISA) (a "Benefit Plan") which could have an adverse impact upon the Purchased Assets or which would subject the Purchased Assets to any Lien under ERISA or the Code.

     3.15 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.15, no Affiliate (as hereinafter defined) of the Seller (a) owns, directly or indirectly, any interest in any entity which is a competitor, customer, or supplier of the Business; (b) has any interest in, owns or has access to any Purchased Assets, except for the Assumed Liens; or (c) is a party to any contract, lease, agreement, arrangement or commitment used in the Business.

     3.16 SOLVENCY. The Seller is not entering into this Agreement with actual intent to hinder, delay or defraud creditors.

     3.17 BOOKS AND RECORDS. To the Seller's knowledge, any written information delivered or made available to Buyer is complete and accurate in all material respects. Seller does not have any of its records, systems, controls, data or information used by, concerning or related to the Business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller.

     3.18 BROKERS. The Seller has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Related Documents or the transactions contemplated hereby or thereby.

     3.19 DISCLOSURE. The representations and warranties of the Seller contained in this Agreement and the Related Documents to which it is a party and each schedule or other written statement delivered pursuant hereto or thereto do not contain and will not contain any untrue statement of material fact and do not omit and will not omit any material fact necessary in order to make the statements and information contained herein or therein not misleading.



                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller, as of the date hereof, as set forth below:


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     4.1 AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has full right, power, authority and sufficient assets with immediate liquidity, to execute and deliver this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement, the Related Documents to which it is a party and the transactions contemplated hereby and thereby, have been duly and properly taken.

     4.2 VALIDITY. This Agreement and the Related Documents to which the Buyer is a party have been duly executed and delivered and constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms. The execution and delivery of this Agreement and the Related Documents to which the Buyer a party and the consummation of the transactions contemplated hereby and thereby do not and will not result in the creation of any Lien or the termination or acceleration of any obligation of or relating to it and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not constitute a default under or a breach of
(i) its charter or by-laws, (ii) any license, instrument or agreement to which it is a party or is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any Laws applicable to it. No approval, authorization, registration, consent, order or other action of or filing with any person, court or governmental authority is required for the execution and delivery by the Buyer of this Agreement and the Related Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     4.3 BROKERS. The Buyer has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the Related Documents or the transactions contemplated hereby.



                                   ARTICLE V
                    ADDITIONAL COVENANTS AND AGREEMENTS
                          OF THE SELLER AND THE BUYER

     The Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements.

     5.1 CONDUCT OF BUSINESS. From to date hereof to and including the Closing Date, the Seller shall conduct the Business in the ordinary course consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact the current Business organization and shall use reasonable efforts to keep available the services of the current officers and employees and to preserve their and the Seller's relationships with customers, suppliers and others having business dealings with the Business.

     5.2 FURTHER ASSURANCES AND POST-CLOSING UNDERTAKINGS. From time to time after the Closing Date, at the Buyer's request and without further consideration, the Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other actions as the Buyer may reasonably request to implement the transactions contemplated hereby, including, with respect to assigning, conveying and transferring to the Buyer any of the

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Purchased Assets, obtaining any consents, permits or authorizations required from any third party or any governmental authority for the transfer of the Purchased Assets and the Business to the Buyer.

     5.3 NONASSIGNABLE CONTRACTS.

          (a) To the extent that the assignment by the Seller of any Contract is not permitted without (i) the consent of the other party to the Contract, or (ii) prior notice to such other party, then at the option of the Buyer, neither this Agreement nor any Related Document shall be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. The Seller shall use reasonable efforts to obtain any and all such consents, approvals and novations, and to give all required notices after the date hereof.

          (b) If any necessary consent, approval or novation is not obtained, the Seller shall cooperate with the Buyer in any arrangement reasonably acceptable to the Buyer to provide the Buyer with all of the benefits under such Contract, as if such consent, approval or novation had been obtained, including (i) subleases from the Seller and undertakings by the Buyer of the work necessary to complete Contracts as the agent of the Seller, (ii) enforcing any rights of the Seller arising with respect thereto (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of the Buyer) and (iii) permitting the Buyer to enforce any rights arising with respect thereto as if such non-conveyed contracts had been sold, conveyed, assigned and delivered to the Buyer. Nothing herein shall excuse the Seller from responsibility for any of its representation and warranties or covenants herein.

     5.4 NON-COMPETITION.

          (a) For the period commencing with the Closing Date and ending on the second (2nd) anniversary of the Closing Date, neither the Seller nor any of its Affiliates shall, for any reason whatsoever, directly or indirectly, for himself, herself, itself or on behalf of or in conjunction with any other Person:

          (i) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with the Business;

          (ii) employ, or call upon for the purpose or with the intent of enticing away from or out of the employ of the Buyer or its Affiliates, any person who is at that time, or was within one (1) year prior to that time, an employee of the Buyer or the Seller (with respect to the Business) or their Affiliates; or

          (iii) call upon any Person who or that is at that time, or has been within one (1) year prior to that time, a customer of the Buyer or the Seller (with respect to the Business) or their Affiliates for the purpose of soliciting or selling products or services related to the Business in competition with the Buyer or its Affiliates; provided, however, that nothing contained in this

               Agreement shall prohibit the Seller from soliciting or selling to any Person products or services related to the Other Products and Services.

          (b) Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates for which it would have no other adequate remedy, the Seller agrees that the foregoing covenants may be enforced by the Buyer in the event of breach by the Seller, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

          (c) It is agreed by the Parties that the covenants in this Section 5.4 impose a reasonable restraint on the Seller and its Affiliates in light of the activities and business of the Buyer and its Affiliates on the date of the execution of this Agreement and the current plans of the Buyer and its Affiliates as known to the Seller.

          (d) The covenants in this Section 5.4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

     5.5 CONFIDENTIALITY. Except as permitted in Section 8.6, the Buyer and the Seller shall hold in strict confidence, and shall use their respective best efforts to cause their respective officers, directors, members, employees and agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all information concerning the other Party and its Affiliates and the Business which is created or obtained prior to, on or after the date hereof in connection with the transactions contemplated hereby, and neither the Buyer nor the Seller shall use or disclose to others or permit the use of or disclosure of any such information created or obtained except to the extent that such information can be shown to have been: (i) known to the Party prior to commencement of discussions regarding the Transaction; (ii) in the public domain through no fault of the disclosing party; or (iii) made available to the Party on a non-confidential basis from a source other than the other Party or its respective Affiliates.

     5.6 SELLER'S EMPLOYEES. The Seller hereby consents to the Buyer's hiring of the Seller's key employees at the Buyer's discretion in connection with the transactions contemplated by this Agreement and the Related Documents and hereby waives any provisions of any agreements between it and any such employee which may be breached by, or may conflict with, such hiring in any way, including without limitation any provisions with respect to confidential information, non-solicitation or non-competition.

     5.7 BULK TRANSFER COMPLIANCE. The Seller shall indemnify and hold harmless the Buyer (and its officers, directors, shareholders and agents) against any and all expense, loss, damage or liability, including court costs and reasonable attorneys' fees, arising from or related to claims asserted by third parties due to noncompliance by the Buyer or the Seller with applicable bulk transfer laws and worker adjustment and retraining notification (WARN) laws.

     5.8 RELEASES OF THE SELLER. The Buyer shall use reasonable commercial efforts to obtain creditor-executed releases of the Seller from all of the claims of the creditors listed in Schedule 1.4 within 30 days of the Closing Date.

     5.9 SUSPENSION OF THE BUYER'S CUSTOMER ACCOUNTS. In connection with the Seller's efforts to collect the Receivables, at anytime and from time to time after the Closing Date, within three (3) business days of the receipt of the Seller's written or e-mail notification, the Buyer shall suspend and/or restore its services to such former customers of the Seller as directed in such notifications provided that, for each such suspension to occur, such customers shall have delinquent amounts payable to the Seller included in the Receivables that remain unpaid. The Buyer shall promptly confirm in writing or by e-mail to the Seller each such suspension and restoration of services. As an alternative to suspending its service to a customer, at the Buyer's option, the Buyer may pay to CapuNet such unpaid amounts and notify the customer that the customer's payments to the Buyer have been or will be applied first towards the oldest balance included in the Receivables. Upon collection of the full amount of a suspended customer's balance included in the Receivables, the Seller shall promptly notify the Buyer in writing or by e-mail to restore such services.





                                   ARTICLE VI
                                     CLOSING

     6.1 CLOSING. The closing of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Shaw Pittman, 2300 N Street, N.W., Washington, DC 20037, simultaneously with the execution of this Agreement (such date, the "Closing Date").

     6.2 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, on or before the Closing Date hereunder, of the following conditions, all or any of which may be waived in whole or in part by the Buyer:

          (a) the Seller shall have duly executed and delivered or caused to have been duly executed and delivered to the Buyer: (i) a Bill of Sale for the Purchased Assets substantially in the form of EXHIBIT A hereof (the "Bill of Sale"); (ii) an Assignment and Assumption Agreement substantially in the form of EXHIBIT B hereof (the "Assignment"); (iii) all documents and the instruments of conveyance and transfer required to vest in the Buyer legal, valid and marketable title to the Purchased Assets, subject to the Assumed Liens; (iv) evidence of limited liability company action of the managing member of the Seller authorizing the execution and delivery of this Agreement and the Related Documents to which it is a party and consummation of the transactions contemplated herein; (v) the certificate of an executive officer of the Seller on behalf of the Seller confirming that the conditions in paragraphs (b) and (c) of this Section 6.2 have been satisfied; and (vi) all such other documents, instruments and writings to be delivered or reasonably required to be delivered by the Seller at or prior to the Closing relating to the sale of the Purchased Assets;

          (b) the representations and warranties made herein by the Seller shall be true and correct in all respects as of the Closing Date;

          (c) the Seller shall have fully performed all covenants of the Seller specified in this Agreement which are required to be performed by the Seller as of the Closing Date;

          (d) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement;

          (e) except as disclosed on Schedule 6.2(e), there shall have been, between the Balance Sheet Date and the Closing Date, no material adverse effect on the Purchased Assets or on the Business or the Seller's revenues, costs, equipment, technology or relations with customers, suppliers, distributors or regulators;

          (f) the Settlement, Termination and Migration Agreement, of even date herewith and substantially in the form attached hereto as EXHIBIT C (the "Settlement Agreement"), among the Buyer, the Seller and Covad Communications Company ("Covad") shall have been executed by each party thereto;

          (g) the Buyer shall have received a certificate, dated the date hereof, from the Chief Financial Officer of Covad to the effect that the Prior Liabilities (as defined in the Settlement Agreement) have, prior to the date hereof, been written down on the books of Covad to equal an aggregate of $450,000;

          (h) the Seller shall have received consents under all Contracts set forth on Schedule 6.2(h); and

          (i) the Buyer shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business.

     6.3 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction and fulfillment, on or before the Closing Date, of the following conditions, all or any of which may be waived in whole or in part by the Seller:

          (a) the Buyer shall have executed and delivered or caused to have been executed and delivered to the Seller: (i) the Assignment; (ii) the certificate of an executive officer of the Buyer on behalf of the Buyer confirming that the conditions in paragraphs (c) and (d) of this Section
     6.3 have been satisfied; and (iii) all such other documents, instruments and writings to be delivered or reasonably required to be delivered by the Buyer at or prior to the Closing relating to the sale of the Purchased Assets;

          (b) the Buyer shall have delivered to the Seller the Purchase Price;

          (c) the representations and warranties made herein by the Buyer shall be true and correct in all respects as of the Closing Date; and

          (d) the Buyer shall have fully performed all covenants of the Buyer specified in this Agreement that are required to be performed by the Buyer as of the Closing Date.



                                  ARTICLE VII
                          SURVIVAL AND INDEMNIFICATION

     7.1 SURVIVAL. All covenants and agreements contained in this Agreement, the Related Documents or any agreement or other document delivered pursuant hereto or thereto shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in the Related Documents or in any agreement or other document delivered pursuant hereto or thereto shall survive the Closing until the first anniversary of the Closing Date hereof and shall thereafter expire, except with respect to claims made prior to the first anniversary. The representations and warranties set forth in this Agreement or in the Related Documents or in any agreement or other document delivered pursuant hereto or thereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

     7.2 SELLER'S INDEMNIFICATION. The Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer from, against and in respect of all Damages (as defined below) suffered, sustained, incurred or paid by the Buyer in any action, proceeding or controversy between the Buyer and the Seller or any of their respective members, officers, directors, employees, assigns, successors and Affiliates or between the Buyer and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the material inaccuracy of any representation or the material breach of any warranty set forth in this Agreement or in any Related Document or in any certificate delivered on the part of the Seller in connection with the Closing; (ii) the nonfulfillment of any covenant or agreement on the part of the Seller set forth in this Agreement, in any Related Document or in any agreement executed and delivered by the Seller pursuant hereto or thereto; (iii) the bulk transfer or bulk sale provisions of any applicable law; (iv) any Benefit Plan and any and all benefits accrued under any Benefit Plan as of the Closing Date and any and all other liabilities arising out in connection with the operation of a Benefit Plan through the Closing Date; (v) any and all taxes which are imposed on the Buyer in respect of the Seller's income, business, property or operations or for which the Buyer may otherwise be liable as a successor to the Seller (x) for any taxable period or portion thereof ending on or prior to the Closing Date, or (y) resulting by reason of the several liability of the Seller pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Seller having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (vi) to the extent not disclosed herein, the business, operations or assets of the Seller on or before the Closing Date or any actions before the Closing Date of the Seller or any of its respective members, officers, employees, assigns, successors and Affiliates. All indemnification rights of the Buyer shall be deemed to apply in favor of its officers, directors, employees, assigns, successors and Affiliates. The term "Damages" shall mean all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, excise taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description).

     7.3 BUYER'S INDEMNIFICATION. The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller in any action, proceeding or controversy between the Buyer and the Seller or any of its respective members, officers, directors, employees, assigns, successors and Affiliates or between the Seller and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the material inaccuracy of any representation or the material breach of any warranty set forth in this Agreement or in any Related Document or in any certificate delivered on the part of the Buyer in connection with the Closing and (ii) the nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement, in any Related Document or in any agreement executed and delivered by the Buyer pursuant hereto or thereto. All indemnification rights of the Seller shall be deemed to apply in favor of its officers, members, employees, assigns, successors and Affiliates.

     7.4 RIGHT TO SETOFF. In the event the Seller shall have an indemnification obligation to the Buyer, the Buyer shall be permitted to seek satisfaction of such obligation through an offset against the Purchase Price. No limitation on such right of offset shall otherwise affect the Buyer's rights under this
Article VII or otherwise. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Buyer may be entitled at law or equity under this Agreement.



                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 CERTAIN DEFINITIONS.

          (a) The term "Affiliate" shall mean as to any party, any person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Code, and any officer or director of such party and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants. For purposes of this definition, an entity shall be deemed to be "controlled by" a person if the person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

          (b) The term "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          (c) The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (d) The term "Liability" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

          (e) The term "Lien" shall mean any lien, claim, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage, lease, license, covenant or any other right or restriction of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

          (f) The term "Taxes," or "Tax," shall mean all federal, state, local, foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or charge by any governmental authority of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     8.2 AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.3 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), facsimile transmission, hand delivery (with proof of service) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to the Buyer:
                  Network Access Solutions Corporation
                  Three Dulles Tech Center
                  13650 Dulles Technology Drive
                  Herndon, Virginia  20171
                  Attention:  Mark Scott
                  Facsimile: 703-793-5010


                  With a copy to:
                  Shaw Pittman
                  2300 N Street, N.W.
                  Washington, DC  20037
                  Attention: Sylvia M. Mahaffey, Esq.
                  Facsimile: 202-663-8007

                  If to the Seller:
                  CapuNet, LLC
                  6000 Executive Boulevard

                  Suite 600
                  Rockville, Maryland  20852
                  Attention: John M. Graves
                  Facsimile: 301-468-2650

                  With a copy to:
                  Stein, Sperling, Bennett, Dejong, Driscoll and Greenfeig 25 West Middle Lane
                  Rockville, MD  20850
                  Attention: Alan S. Kerxton, Esq.
                  Facsimile: 301-340-8217

(or to such address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

     8.4 VALIDITY AND SEVERABILITY. Each provision of this Agreement shall be construed in such a manner so as to give such provision the fullest legal force and effect possible. To the extent any provision hereof (or part of such provision) is held to be unenforceable or invalid when applied to a particular set of facts, or otherwise, the unenforceability or invalidity of such provisions (or part thereof) shall not affect the enforceability or validity of the remaining provisions hereof (or the remaining parts of such provision), which shall remain in full force and effect, nor shall such unenforceability or invalidity render such provision (or part thereof) inapplicable to other facts in the context of which such provision (or part thereof) would be held legally enforceable and/or valid.

     8.5 ENTIRE AGREEMENT. This Agreement, the Related Documents and the other agreements and instruments executed by the Parties on the date hereof constitute the entire agreement and understanding of the Parties with respect to the matters set forth herein, and representations, promises, agreements or understandings, written or oral, which are not contained herein or therein shall be of no force or effect. Any and all prior agreements and understandings, whether written or oral, are hereby terminated and canceled and deemed null and void. No change, modification or waiver of any provision hereof shall be valid or binding unless the same is in writing and signed by the party against whom such change, modification or waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time.

     8.6 PUBLICITY. Except as otherwise required by law, no Party shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party to the contents and the manner of presentation and publication thereof; provided, that the Buyer and the Seller shall have the right to communicate to customers, and the Seller to its creditors, in general terms the Buyer's acquisition of the Business.

     8.7 PARTIES IN INTEREST. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective heirs, executors or administrators, personal or legal representatives, successors and assigns.

     8.8 HEADINGS. The headings in this Agreement are inserted for convenience and reference only and are not intended to be used in construing or interpreting any of the provisions of this Agreement.

     8.9 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, without resort to any conflicts or choice of laws principles.

     8.10 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.



                             [SIGNATURES NEXT PAGE]

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     IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.



                                            BUYER

                                            NETWORK ACCESS SOLUTIONS CORPORATION





                                            By: /S/ JON AUST
                                                --------------------------------
                                            Name: Jon Aust
                                            Title: CEO




                                            SELLER

                                            CAPUNET, LLC





                                            By: /S/ JOHN M. GRAVES
                                                --------------------------------
                                            Name: John M. Graves
                                            Title: Managing Member

--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                      NETWORK ACCESS SOLUTIONS CORPORATION



                                       AND



                                  CAPUNET, LLC



                                 AUGUST 31, 2001


--------------------------------------------------------------------------------

                         LIST OF SCHEDULES AND EXHIBITS

                               SCHEDULE 1.2(b)(i)

                           Accounts Being Transferred



                               SCHEDULE 1.2(b)(ii)

          Space and Operations in the Central Offices Being Transferred



                                 SCHEDULE 1.3(d)

                               EARTHLINK CIRCUITS



                                 SCHEDULE 1.3(g)

                     Excluded Assets Related to the Business



                                  SCHEDULE 1.4

              Assumed Liabilities and Unearned Revenue Obligations


                                  SCHEDULE 1.5

                           Allocation of Consideration



                                  SCHEDULE 3.4

                              Financial Statements



                                  SCHEDULE 3.5

                                Other Liabilities



                                  SCHEDULE 3.6

                                  Assumed Liens



                                  SCHEDULE 3.7

                                    Contracts

                                  SCHEDULE 3.8

                        Major Customers and Distributors



                                  SCHEDULE 3.9

                          Proprietary Rights of Seller



                                  SCHEDULE 3.11

                                   Tax Returns



                                  SCHEDULE 3.13

                                Legal Proceedings



                                  SCHEDULE 3.15

                          Transactions with Affiliates



                                 SCHEDULE 6.2(e)

                            Material Adverse Changes



                                 SCHEDULE 6.2(h)

                                Required Consents



                                    EXHIBIT A

                              Form of Bill of Sale

                                    EXHIBIT B

                   Form of Assignment and Assumption Agreement

                                    EXHIBIT C

                       Form of Covad Settlement Agreement